Exhibit 99.1

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This discussion supersedes and replaces certain specified portions of, and is intended to be read together with, the discussion under the heading “United States Federal Income Tax Considerations” in the prospectus dated September 29, 2016, which is (i) a part of Kilroy Realty Corporation’s (the “Company’s”) and Kilroy Realty, L.P.’s Registration Statement on Form S-3 (File Nos. 333-213864 and 333-213864-01) filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2016 (the “Base Prospectus”) and (ii) attached to each of the two prospectus supplements dated September 29, 2016 filed by the Company with the SEC on September 29, 2016 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

The following paragraph replaces the ninth bullet point under the heading “United States Federal Income Tax Considerations—Taxation of the Company—General” in the Base Prospectus.

•	If we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during a period that is generally five years beginning on the date on which we acquired the asset, then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

The following paragraph replaces the third paragraph under the heading “United States Federal Income Tax Considerations—Taxation of the Company—Annual Distribution Requirements” in the Base Prospectus.

Also, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, provided such disposition occurs within a period that is generally five years following our acquisition of such asset, as described above under “—General.”

The following paragraph replaces the paragraph under the heading “United States Federal Income Tax Considerations—Taxation of the Company—Tax Liabilities and Attributes Inherited in Connection with Acquisitions” in the Base Prospectus.

We have, and may in the future, acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historic tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.